Exhibit 23.3


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc. ("AOL Time Warner") on Form S-8 pertaining to the AOL Time Warner Savings Plan, the AOL Time Warner Thrift Plan and the TWC Savings Plan of our report dated June 14, 2002 with respect to the financial statements and supplemental schedules of the TWC Savings Plan for the year ended December 31, 2001, included in the Annual Report on Form 11-K for the year ended December 31, 2001 for such Plan, filed with the Securities and Exchange Commission.




                                                     /s/ ERNST & YOUNG, LLP

Denver, Colorado
January 27, 2003